Exhibit 10.1
TRANSITION, SEPARATION AND RELEASE AGREEMENT

This Transition, Separation and Release Agreement (this “Agreement”), dated February 1, 2025, is made by and between Myles Kleeger (“Executive”) and Braze, Inc. (“Braze”). Executive and Braze are parties to this Agreement and are collectively referred to herein as the “Parties.” This Agreement provides for all payments to which Executive may be entitled from the Company (as defined below), including under the Employment Letter Agreement between Executive and Braze, dated November 2, 2021 (“Employment Letter Agreement”).

As used in this Agreement, any reference to Executive shall include Executive, and in their capacities as such, Executive’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Braze and each subsidiary of Braze and joint venture of which Braze is the majority shareholder.

In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:

1.Transition Period.

a)Executive will begin to transition his duties effective February 1, 2025, with the expectation that his employment will terminate effective June 1, 2025. During the period commencing on February 1, 2025 and ending on the Termination Date (as defined in Section 2 below) (the “Transition Period”), Executive will remain employed by Braze on a full-time basis and carry out such duties and responsibilities, which shall be consistent with Executive’s expertise, as requested by the Chief Executive Officer of Braze, including transitioning Executive’s duties and responsibilities. As of the Termination Date, Executive will be deemed to have resigned as an officer and a director of the Company and agrees to take all reasonable and necessary steps to resign from all positions with the Company, as requested by the Company. Executive acknowledges and agrees that the transition contemplated hereby does not constitute a “Good Reason” event or a termination with or without “Cause” under Braze’s Amended and Restated Executive Severance Plan, dated September 4, 2024, the Amended and Restated 2011 Equity Incentive Plan (the “2011 EIP”), the 2021 Equity Incentive Plan (the “2021 EIP”), or any other employee benefit or compensation program, plan, agreement, policy or arrangement of the Company, and Executive hereby waives any rights to severance benefits under Braze’s Executive Severance Plan or otherwise, except as expressly set forth herein.

b)During the Transition Period, Executive will continue to serve the Company faithfully, conscientiously, and to the best of Executive’s ability. Executive shall continue to devote sufficient time, attention, knowledge, energy and skills, during normal working hours, and at such other times, as Executive’s duties may reasonably require, to the duties of Executive’s employment.

c)During the Transition Period, Executive will continue to receive his base salary, and be eligible to participate in the Company’s compensation and employee benefit plans as they are made available to employees of the Company, including continued vesting of Executive’s stock options and restricted stock units on Braze’s Class A and Class B common stock (“Equity Awards”), in all cases subject to the terms and conditions of the applicable plans. Except as otherwise expressly provided by their terms, such Company compensation or benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

2.Termination of Service. Executive’s employment will terminate on June 1, 2025, unless terminated earlier pursuant to this Section 2. Braze may elect to terminate Executive’s employment before June 1, 2025 should the Executive engage in conduct that constitutes grounds to terminate Executive for “Cause” (as defined in the Executive Severance Plan). Executive’s termination of employment on June 1, 2025, or such earlier date by Braze as described in this Section 2, or the date of Executive’s termination by Executive for any reason, shall be referred to herein as the “Termination Date.” For the avoidance of doubt, if Executive’s employment terminates on account of a termination by Braze for Cause or Executive’s voluntary termination for any reason before June 1, 2025, Executive shall not be entitled to

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receive the benefits described in Section 3(b) below. Further, the Executive acknowledges and agrees that this Agreement constitutes notice to any and all subsidiaries or affiliated companies of Braze that, effective upon the Termination Date, the Executive shall resign as an officer or director or any other similar role with regard to such entity.

3.Company’s Obligations.

a)Whether or not Executive executes this Agreement or the Second Release of Claims attached as Exhibit A, which is hereby incorporated herein (“Second Release”), Braze will pay Executive a lump sum payment in respect of Executive’s accrued but unpaid base salary as of the Termination Date. Such payment will be made in a single lump sum by no later than the regular payroll date following the pay period in which the Termination Date occurs. Executive will be eligible to continue to participate in the Company’s health plan through the last day of the month in which the Termination Date occurs, and thereafter pursuant to COBRA at Executive’s sole expense. Executive will be eligible for any other vested employee benefits in accordance with the terms of the applicable Company employee benefit plan or program, including but not limited to participation in the Company’s 401(k) plan, life insurance coverage, and short-term and long-term disability insurance coverage. The Parties further agree that, notwithstanding anything to the contrary in the applicable award agreements or plan documents, if the Executive’s services under the Employment Letter Agreement are terminated as a result of the Executive’s death or Disability (as defined in the 2021 EIP) prior to the Termination Date, then the vesting of the portion of the Executive’s equity awards that would otherwise have vested between such date of termination and November 30, 2025 (assuming the Executive had remained a Service Provider (as defined in the 2011 EIP) or maintained Continuous Service (as defined in the 2021 EIP), as applicable, throughout such period) shall be accelerated to vest as of such date of termination.

b)Contemporaneously with executing this Agreement, Braze will enter into the consulting agreement with Executive attached here as Exhibit B (the “Consulting Agreement”), to be effective as of June 2, 2025. Notwithstanding the foregoing, the Consulting Agreement shall become and remain effective only if Executive (1) remains employed in good standing pursuant to this Agreement until the end of the Transition Period, is not terminated for Cause, and does not voluntarily terminate his employment before June 1, 2025, (2) timely signs this Agreement and does not revoke this Agreement, (3) timely signs the Second Release attached as Exhibit A on or after the Termination Date and does not revoke the Second Release, and (4) materially complies with the “Restrictive Covenants” (defined in Section 5(a) below).

4.Release.

a)To the fullest extent permitted by law, subject to and without waiving any rights identified in Section 8 (Permitted Conduct) below, Executive hereby knowingly and voluntarily releases and waives any claims Executive may have against Braze, its affiliates, subsidiaries and each of their current and former owners, representatives, agents, officers, shareholders, partners, members, employees, directors and agents thereof, both individually and in their business capacities, attorneys, subscribers, subsidiaries, affiliates, predecessors, successors and assigns, and the Company’s employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Releasees”), whether known or not known, asserted or unasserted, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the date that Executive signs this Agreement and each Release to be entered into hereunder (collectively, the “Released Claims”) including, but not limited to, claims under any employment laws, breach of contract, breach of the covenant of good faith and fair dealing, all tort claims (including, but not limited to, claims for fraud, violation of public policy, defamation, physical injury or emotional distress), claims for compensation or benefits arising out of Executive’s employment or Executive’s separation of employment (including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, or stock options, restricted stock units, profits interests or other ownership interests in the Company or any of its affiliates), claims under any federal, state or local law, rule, regulation or ordinance, and any contract, tort, constitutional or common law claim, including, without limitation any claims or actions under the New York State Executive Law (including its Human Rights Law), the New

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York City Administrative Code (including its Human Rights Law), the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York Wage and Hour Laws, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act (Paid Sick Leave Law), the retaliation provisions of the New York State Workers’ Compensation Law, the New York State False Claims Act, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York State Constitution, and the New York City Charter, the Civil Rights Act of 1866; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Occupational Safety and Health Act of 1970; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Americans with Disabilities Act Amendments Act; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act (“OWBPA”)); the Worker Adjustment and Retraining Notification Act of 1989; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act of 2008, in each case, including all amendments to the foregoing.

b)Nothing in this Agreement constitutes a release or waiver by Executive of, or prevents Executive from making or asserting: (i) any claim or right Executive may have under COBRA; (ii) any claim or right Executive may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension or other retirement plan; (iv) any medical claim incurred during Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right Executive may have under this Agreement; (vii) any claim or right pursuant to any Company liability insurance policy; (viii) any claim or right to indemnification, including, without limitation, pursuant to any agreement or Company governance document or policy; (ix) any claim or right as a stockholder of Braze or (x) any claim that is not otherwise waivable under applicable law.

c)Executive hereby represents and warrants that Executive is not aware of any claims Executive has or might have against any of the Releasees that are not included in the Released Claims. Moreover, Executive acknowledges that Executive has not made and will not make, any claims or allegations against Braze, or its joint ventures, affiliates or subsidiaries, the factual foundation for which involves discrimination, retaliation, sexual harassment or sexual assault or abuse occurring on or before the date Executive signs this Agreement and each Release to be entered into hereunder.

d)In addition, Executive also agrees to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against Braze and/or the Releasees to the fullest extent permitted by law. Executive agrees that Executive may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. Executive further agrees that if Executive is included within a class action, collective action, or representative action, Executive will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Executive is not waiving any right to challenge the validity of this Section 4(d) on any grounds that may exist in law and equity. However, Braze and the Releasees reserve the right to seek to enforce this Agreement, including this Section 4(d), in any appropriate forum.

e)In waiving and releasing any and all claims against the Releasees that are the subject of this Agreement and each Release to be entered into hereunder, whether or not now known to Executive, Executive understands that this means that if Executive later discovers facts different

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from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Executive’s later discovery of such facts, even if Executive would not have agreed to this Agreement if Executive had prior knowledge of such facts. Subject to Section 8, Executive further represents that he has not filed any complaints, claims, or lawsuits with any court, administrative agency, or arbitral tribunal against the Releasees, prior to and up to and including the date hereof and the date of the execution of each Release to be entered into hereunder, and that he has not transferred to any other person any such complaints, claims, or lawsuits.

5.Executive’s Obligations.

a)Executive agrees to comply with the restrictive covenants and agreements set forth in the Employee Covenants Agreement signed by Executive on February 7, 2017, as modified hereby (“Covenants Agreement”), which is incorporated herein by reference, and all other written restrictive covenants and agreements with the Company, restrictive covenants under Equity Awards, and all confidentiality and other obligations with respect to the Company under its Code Business Conduct and Ethics, Insider Trading Policy, Anti-Corruption Policy or otherwise, including without limitation, non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”). Executive expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Executive further acknowledges that, in the event that Executive has materially violated any of the Restrictive Covenants and fails to reasonably cure such material violation within 10 business days after receiving written notice from the Company reasonably detailing such material violation and demanding that it be cured, Executive shall forfeit any benefits described in Section 3(b), and to the extent permissible under applicable law, shall return to Braze any amounts previously received under the arrangement set forth in Section 3(b), except $500.00, which the Parties agree constitutes valid and ongoing consideration for the release and waiver of claims in Section 4 of this Agreement, and Braze shall have no further obligation to Executive. Section 6 of the Covenants Agreement is hereby replaced in its entirety with the following: “Covenant of Non-Disparagement. I will not at any time, either during or after my employment with the Company, disparage the reputation of the Company and its affiliates or, in such capacity, any of its or their respective officers, directors, employees or agents.”

b)In addition, because Executive’s services are personal and unique and because Executive has access to and has become acquainted with the Confidential Information (as defined in the Covenants Agreement), Braze shall have the right to enforce this Agreement, including the Restrictive Covenants, and any of its provisions by injunction, or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that Braze may have for a breach of this Agreement and the Restrictive Covenants. In the event that Executive performs services for other entities while employed by Braze or following the Termination Date, Executive hereby consents to the notification of Executive’s new employer of Executive’s rights and obligations under this Agreement, including the Restrictive Covenants.

6.Return of Property. Unless otherwise directed by the Company to retain Company property for the purposes of performing the consulting services listed in Exhibit B, Executive warrants that Executive will return all Company property to the Company on or before the Termination Date, as directed by the Company, and Executive will not retain any property of the Company following such date. To the extent that Executive made use of Executive’s own personal computing devices (e.g., PDA, laptop, thumb drive, etc.) during employment with the Company, Executive warrants that Executive will delete all Company property and information from such personal computing devices and/or allow (at the Company’s expense) a third-party computer professional agreeable to Executive confidential access to such personal computing devices for the purpose of remotely deleting all Company property and information from such personal computing devices. Notwithstanding the foregoing, following the Termination Date, Executive may retain the Company laptop computer issued by the Company to Executive for his use immediately prior the Termination Date, provided, at that time and after the termination of the Consulting Agreement, Executive allows the Company to delete all Company property and information from such laptop computer. Thereafter, Executive shall have all rights, title, and interests in such laptop computer.

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7.Cooperation. Except as expressly permitted or required by this Agreement or by law and as set forth in Section 8 (Permitted Conduct) below, Executive agrees that, upon the Company’s reasonable notice to Executive, Executive shall provide all reasonable cooperation to and with the Company upon reasonable notice and during business hours, in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company or of which Executive has knowledge by virtue of Executive’s employment with the Company. Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation. In seeking Executive’s assistance and cooperation under this Section, the Company shall make a good faith effort not to unreasonably interfere with Executive’s personal and other professional obligations.

8.Permitted Conduct. Nothing in this Agreement, including but not limited to Sections 4, 5 and 7 above, shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, participating in any investigation or proceeding with, filing a claim or charge with, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority or law enforcement agency, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive is not required to notify or seek permission from the Company before engaging in any such activity. Further, nothing in this Agreement shall prohibit any person from making truthful statements when required by law or order of a court or other body having jurisdiction or in conjunction with legal proceedings. Notwithstanding the foregoing, Executive shall not reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that Executive came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Executive hereby waives Executive’s right to receive any individual monetary relief from the Releasees resulting from such claims, regardless of whether Executive or another party has filed them, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Moreover, nothing herein is intended to limit the exercise of Executive’s rights under Section 7 of the National Labor Relations Act. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.No Other Benefits or Compensation. Effective on the Termination Date, except as set forth in Section 3(a), Executive shall cease to be a participant in the benefit plans of the Company. Executive further acknowledges and agrees that other than as specifically set forth in this Agreement, Executive is not due any compensation for unpaid salary, bonus, severance, incentive pay, equity awards, or accrued or unused paid time off. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that for so long as the Consulting Agreement becomes effective pursuant to its terms and the Executive provides services in accordance with the Consulting Agreement during the Term (as defined in the Consulting Agreement), the Executive shall remain a Service Provider (as defined in the 2011 EIP) and the Termination Date shall not constitute an interruption in the Executive’s Continuous Service (as defined in the 2021 EIP).

10.Medicare Disclaimer. Executive represents that he is not a Medicare beneficiary as of the time he enters into this Agreement.

11.No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of the Company under any law, statute, regulation or ordinance.

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12.Controlling Law. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state or U.S. federal law, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state or U.S. federal law designated in such benefit plan or other employment-related agreement.

13.Arbitration; Jurisdiction. Any and all disputes between the Parties, arising under or relating to this Agreement or any other dispute arising between the Parties, further including any disagreement as to whether such dispute or claim is arbitrable, shall be adjudicated and resolved exclusively through binding arbitration in accordance with the terms and conditions of the Employment Dispute Resolution Program that Executive executed on March 27, 2023, which is incorporated herein by reference. Notwithstanding the foregoing, the arbitrator may grant interim injunctive relief or, notwithstanding anything to the contrary in this Agreement, Braze or Executive may commence litigation in court to obtain injunctive relief or an order requiring specific performance to enforce or prevent any violations of the Restrictive Covenants. The arbitration provisions of this Section 13 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Southern District of New York, including the confirmation of any award arising out of the arbitration. The Parties consent to the jurisdiction of (and the laying of venue in) such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

14.Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Section 4 of this Agreement or the Second Release is held to be unlawful, invalid or unenforceable, any benefits made pursuant to Section 3(b) shall not apply and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

15.Amendment. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both Parties.

16.Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Agreement (including all exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof (except as provided in the following sentence), and that the terms of this Agreement are contractual and not recitals only. Executive agrees that Executive shall remain subject to all Restrictive Covenants and the Arbitration Agreement, and such Restrictive Covenants and Arbitration Agreement will continue in effect according to their terms.

17.Section 409A. This Agreement is intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (the “Code”), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

18.Executive Acknowledgements. Executive hereby acknowledges that:

a)Braze advises Executive to consult with an attorney before signing this Agreement;

b)Executive has obtained independent legal advice from an attorney of Executive’s own choice with respect to this Agreement or Executive has knowingly and voluntarily chosen not to do so;

c)Executive freely, voluntarily and knowingly enters into this Agreement after due consideration;

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d)Executive has 21 days to review and consider this Agreement;

e)Executive is signing this Agreement on or within 21 days after receipt of this Agreement;

f)Executive has a right to revoke this Agreement within seven calendar days of signing this Agreement by notifying Braze’s General Counsel by email at generalcounsel@braze.com, or by overnight mail to Braze, Inc., 28 East 28th Street, 13th Floor, New York, New York, 10016 Att: General Counsel. Any revocation must be submitted in writing, and state: “I hereby revoke my acceptance of our agreement” or words to that effect;

g)Unless revoked, this Agreement will become effective on the eighth day following its execution;

h)Executive agrees that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period;

i)In exchange for Executive’s waivers, releases and commitments set forth herein, including Executive’s waiver and release of all claims arising under the ADEA and OWBPA, the benefits and other considerations that Executive is receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

j)No promise or inducement has been offered to Executive, except as expressly set forth herein, and Executive is not relying upon any such promise or inducement in entering into this Agreement; and

k)EXECUTIVE REPRESENTS THAT EXECUTIVE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

EXECUTIVE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EXECUTIVE’S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Date: February 1, 2025	Braze, Inc. By: /s/ Priyanka Singh Name: Priyanka Singh Title: Chief People Officer
Date: February 1, 2025	By: /s/ Myles Kleeger Myles Kleeger

[Transition, Separation and Release Agreement – Signature Page]

Exhibit 10.1

Exhibit A

Second General Release and Waiver of Claims (this “Second Release”)

(This Exhibit A must be signed on, but not before, the Termination Date)

In exchange for the benefits and other consideration provided by Braze, Inc. (“Braze,” together with its subsidiaries and affiliates, the “Company”) as set forth in the Transition, Separation and Release Agreement to which this Second Release is attached (the “Agreement”), which you hereby acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, to the fullest extent permitted by law, you hereby knowingly and voluntarily release and waive any claims you may have against the Company, its affiliates, subsidiaries and each of their current and former owners, representatives, agents, officers, shareholders, partners, members, employees, directors and agents thereof, both individually and in their business capacities, attorneys, subscribers, subsidiaries, affiliates, predecessors, successors and assigns, and the Company’s employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Releasees”), whether known or not known, asserted or unasserted, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to and up to and including the date that you sign this Second Release (collectively, the “Released Claims”) including, but not limited to, claims under any employment laws, breach of contract, breach of the covenant of good faith and fair dealing, all tort claims (including, but not limited to, claims for fraud, violation of public policy, defamation, physical injury or emotional distress), claims for compensation or benefits arising out of your employment or your separation of employment (including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, or stock options, restricted stock units, profits interests or other ownership interests in the Company or any of its affiliates); except, if you are a California employee, this wage release of wage claims is limited to disputed wages or as such release may be limited by applicable law as of the Effective Date; claims under any federal, state or local law, rule, regulation or ordinance, and any contract, tort, constitutional or common law claim, including, without limitation any claims or actions under the New York State Executive Law (including its Human Rights Law), the New York City Administrative Code (including its Human Rights Law), the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York Wage and Hour Laws, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act (Paid Sick Leave Law), the retaliation provisions of the New York State Workers’ Compensation Law, the New York State False Claims Act, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York State Constitution, and the New York City Charter, the Civil Rights Act of 1866; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Occupational Safety and Health Act of 1970; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Americans with Disabilities Act Amendments Act; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act (“OWBPA”)); the Worker Adjustment and Retraining Notification Act of 1989; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act of 2008, in each case, including all amendments to the foregoing.

You hereby represent and warrant that you are not aware of any claims you have or might have against any of the Releasees that are not included in the Released Claims. Moreover, you acknowledge that you have not made any claims or allegations, the factual foundation for which involves discrimination, retaliation, sexual harassment or sexual assault or abuse occurring on or before the date Executive signs this Second Release.

In addition, you also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or

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refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this paragraph on any grounds that may exist in law and equity. However, the Company and the Releasees reserve the right to attempt to enforce this Exhibit A, including this paragraph, in any appropriate forum.

You also understand and acknowledge that you have received all amounts due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, personal leave pay, vacation pay, and/or overtime pay, except for any payments for payroll period that have not yet been made by the Company as of your execution of this Second Release. Further, by executing this Second Release, you acknowledge that the Company has paid you all salary, wages, and other compensation it owes you (other than any payments for payroll period that have not yet been made by the Company as of your execution of this Second Release); and that you had the opportunity prior to signing this Second Release to raise to the Company any concerns or complaints about these or any other matters regarding your employment, compensation and/or affiliation with the Company and have done so. You further acknowledge that the salary you received was intended to and did pay you for all of the hours you worked for all payroll periods for which payment has been made. Other than as expressly agreed to in the Agreement, you acknowledge that the Company does not owe you any other amounts.

Nothing in this Second Release constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension or other retirement plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Second Release; (vi) any claim or right you may have under the Agreement or this Exhibit A; or (vii) any claim or right pursuant to any Company liability insurance policy; (viii) any claim or right to indemnification, including, without limitation, pursuant to any Company governance document or policy; (ix) any claim or right as a stockholder of Braze or (x) any claim that is not otherwise waivable under applicable law.

By signing this Exhibit A, you understand and acknowledge that:

a.Braze advises you to consult with an attorney before signing this Second Release;

b.You have obtained independent legal advice from an attorney of your own choice with respect to this Second Release or you knowingly and voluntarily chosen not to do so;

c.You freely, voluntarily and knowingly enter into this Second Release after due consideration;

d.You have 21 days to review and consider this Second Release;

e.You are signing this Second Release on or within 21 days after the Termination Date;

f.You have a right to revoke this Second Release within seven calendar days of signing this Second Release by notifying Braze’s General Counsel by email at generalcounsel@braze.com, or by overnight mail to Braze, Inc., 28 East 28th Street, 13th Floor, New York, New York, 10016 Att: General Counsel. Any revocation must be submitted in writing, and state: “I hereby revoke my acceptance of our agreement” or words to that effect;

g.Unless revoked, this Second Release will become effective on the eighth day following its execution;

h.You agree that changes to this Second Release, whether material or immaterial, do not restart the running of the 21-day consideration period;

i.In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA and OWBPA, the benefits and other considerations that you are receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

Exhibit 10.1
j.No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Second Release; and

k.YOU REPRESENT THAT YOU HAVE READ THE TERMS OF THIS SECOND RELEASE, THAT THIS SECOND RELEASE IS WRITTEN IN A MANNER THAT YOU CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS SECOND RELEASE OTHER THAN THOSE CONTAINED HEREIN.

You understand and acknowledge that the benefits set forth in Section 3(b) of the Agreement will not be provided to you until you have executed the Agreement and this Exhibit A.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement between you and Braze, including the recitation of consideration provided by Braze. By signing this Exhibit A, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Exhibit A.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

__________________________________
Myles Kleeger

Date: ____________________________

Exhibit 10.1

Exhibit B

Consulting Agreement

This CONSULTING AGREEMENT (this “Agreement”), is dated as of February 1, 2025, by and between Braze, Inc. (“Braze,” and together with its subsidiaries, affiliates and joint ventures for which it owns a majority interest, the “Company”) and Myles Kleeger (the “Consultant,” together with Braze, the “Parties” and each, a “Party”). This Agreement will be effective on June 2, 2025 (the “Effective Date”). For the avoidance of doubt, if the Consultant does not execute or revokes the Transition, Separation and Release Agreement, dated February 1, 2025 (the “Separation Agreement”) or the Second Release attached thereto between Braze and the Consultant (the “Second Release”), this Agreement shall not become effective, the Term (as defined in Section 4(a) below) of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.

1.Consulting Services and Continuing Obligations.

(a)Subject to and upon the terms and conditions set forth in this Agreement, effective on June 2, 2025 (the “Start Date”), Braze hereby retains the Consultant, and the Consultant hereby agrees to be retained by Braze, to provide consulting services, including transition support and such other services as shall be determined and reasonably requested from time to time by the Chief Executive Officer of Braze, or his designee, (the “Services”).

(b)The amount of time that Consultant shall devote to the performance of the Services pursuant to this Agreement will vary week to week. Consultant shall be available during normal business hours to provide the Services.

(c)The Consultant shall provide the Services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the Company. In rendering the Services under this Agreement, the Consultant shall act solely as an independent contractor, the Consultant will not be eligible for any employee benefit plans or programs maintained by the Company, and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(d)During the Term of this Agreement, and except to the extent otherwise agreed upon in writing by the Consultant and Braze, the Consultant will keep separate and not co-mingle (i) Consultant’s Services for Braze, and (ii) any contact information obtained during Consultant’s consulting relationship with Braze, with those provided, or pursuant, to any other consulting arrangements.

(e)It is understood and agreed that the Consultant may be involved in any capacity in other businesses, endeavors and undertakings. The Consultant agrees that Consultant’s continuing obligations under Section 5 of the Separation Agreement shall remain in full force and effect during the Term of this Agreement and are hereby incorporated by reference, provided, that, solely for purposes of this Section 1(e), the terms of the Covenants Agreement are hereby modified such that reference therein to the term of the Consultant’s employment with the Company and termination thereof shall include reference to the Consultant’s consultancy pursuant to this Agreement and the termination thereof such that, for example, the non-competition covenants set forth in the Covenants Agreement incorporated into the Separation Agreement shall continue during the Term of this Agreement and for a one-year period after the Term of this Agreement and the non-solicitation covenants set forth in the Covenants Agreement and incorporated into the Separation Agreement shall continue during the Term of this Agreement and is hereby modified such that it will remain in effect for 18 months after the Term of this Agreement. As consideration for the continued vesting of the Equity Awards (as defined in the Separation Agreement), the Consultant agrees to continue to abide by the terms of the Separation Agreement and the Covenants Agreement as modified pursuant to the foregoing provisions of this Section 1(e).

2.Compensation.

Exhibit 10.1

(a)Braze shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant while rendering Services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per Braze’s standard practices.

(b)Within thirty (30) days of the Effective Date of this Agreement, Braze shall issue a one-time payment of Seventeen Thousand Dollars ($17,000.00) to Consultant (“Consultant Payment”) for the Services rendered by Consultant to the Company pursuant to this Agreement. The Consultant acknowledges and agrees that Consultant shall be solely responsible and liable for the reporting and remittance of any taxes associated with the Consultant Payment.

(c)Except for any expense reimbursement made in accordance with Section 2(a) and the Consultant Payment listed in Section 2(b) hereof, and any Equity Awards vesting throughout the Term, the Company shall have no obligation to provide any compensation or benefits to the Consultant with respect to any Services rendered by the Consultant to the Company pursuant to this Agreement. The continued vesting of the Equity Awards during the Term is separate and apart from the benefits provided under Section 3(b) of the Separation Agreement.

3.Equity.

(a)The Parties hereby acknowledge and agree that for so long as (i) this Agreement becomes effective pursuant to its terms, and (ii) the Consultant provides services materially in accordance with this Agreement during the Term, the Consultant shall remain a Service Provider (as defined in the Braze Amended and Restated 2011 Equity Incentive Plan) and end of the Consultant’s employment with the Company shall not constitute an interruption in the Consultant’s Continuous Service (as defined in the Braze 2021 Equity Incentive Plan). The Parties further agree that, notwithstanding anything to the contrary in the applicable Award Documents (as defined below), if the Consultant’s services under this Agreement are terminated as a result of the Consultant’s death or Disability (as defined in the Braze 2021 Equity Incentive Plan) prior to November 30, 2025, then the vesting of the portion of the Consultant’s equity awards that would otherwise have vested between such date of termination and November 30, 2025 (assuming the Consultant had remained a Service Provider or maintained Continuous Service, as applicable, throughout such period) shall be accelerated to vest as of such date of termination.

(b)Unless otherwise provided pursuant to the last sentence of Section 3(a) hereof, effective as of the earlier of (i) date the Term ends as defined in Section 4 hereof, or (ii) the effective date of any termination of this Agreement in accordance with Section 4(b) or Section 4(c) hereof (the “Consultancy Termination Date”), (A) you shall immediately cease to vest in any stock option(s) and immediately cease to time-vest in any restricted stock units (“RSUs”) previously granted to you, and (B) the unvested portion of such stock option(s) and the portion of the RSUs which have not time-vested will be automatically cancelled and forfeited by you for no consideration. If applicable, rights in respect of the portion of your equity award(s) that remain outstanding will continue to be governed by the equity plan(s) and award agreement(s) pursuant to which such award(s) was or were granted to you (including any amendments thereto) (collectively, the “Award Documents”). Your vested stock options will remain exercisable until the three-month anniversary of the Consultancy Termination Date. If you do not exercise vested stock options within three months of the Consultancy Termination Date, those options will be forfeited without compensation or other obligations by the Company, as set forth in the Award Documents.

4.Term; Termination.

(a)This Agreement shall take effect as of the Start Date and shall continue thereafter in full force and effect until November 30, 2025, unless terminated earlier in accordance with the provisions of Section 4(b) or 4(c) hereof (the “Term”). The Consultant shall begin providing the Services to Braze on the Start Date.

(b)Braze may unilaterally terminate this Agreement and immediately cease the vesting of the Consultant’s outstanding equity awards earlier than November 30, 2025 should the Consultant

Exhibit 10.1
materially breach the Separation Agreement, any Restrictive Covenants (as modified by Section 1(e) of the Agreement), or engage in conduct that constitutes grounds to terminate Consultant for “Cause” (as defined in the Executive Severance Plan) and fails to reasonably cure such material breach or grounds for Cause within 10 business days after receiving written notice from the Company reasonably detailing such material breach or grounds for Cause and demanding that it be cured. Should Consultant engage in any of the conduct listed in the preceding sentence, Braze may terminate the Agreement if Consultant fails to cure the conduct after Braze provides Consultant with the aforementioned notice and opportunity to cure.

(c)Notwithstanding Section 4(b) above, Braze may unilaterally terminate this Agreement for any reason by providing Consultant with five (5) days’ written notice, but in such case, then the vesting of the portion of Consultant’s equity awards that would have otherwise vested had the Consultant remained a Service Provider or maintained Continuous Service, as applicable, for the Company through November 30, 2025 shall be accelerated to vest as of such Consultancy Termination Date. Additionally, for the avoidance of doubt, if Braze unilaterally terminates this Agreement under Section 4(c) hereof, Consultant will still receive the Consultant Payment listed in Section 2(b) of this Agreement.

(d)Upon expiration or termination of this Agreement, the Consultant agrees that Consultant will not represent himself to third parties as having a role with the Company, nor have any authority to speak or act for or on behalf of the Company.

5.No Conflicting Obligation. The Consultant hereby represents that Consultant is free to enter into this Agreement and that Consultant’s performance of all of the terms of this Agreement and of all of Consultant’s duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that Consultant has not made and will not make any agreements in conflict with this Agreement.

6.No Use of Name, Etc.

(a)Without the prior written consent of the Company, the Consultant shall not at any time use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any of Affiliate of the Company (as defined in Section 8(c) below) or any product or service produced or provided by the Company or any Affiliate of the Company.

(b)The Consultant shall not hold himself out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the Services being provided to the Company. Matters and inquiries outside the scope of the Services and relating to the Company should be directed to the Chief Executive Officer of the Company.

(c)Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that Consultant has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Exhibit 10.1
7.Return of Property. The Consultant agrees to promptly return to the Company after the end of the Term or sooner if requested by Company all of its property, including, but not limited to, computers, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other than Company property that Executive is permitted to retain pursuant to Section 6 of the Separation Agreement or as required to perform the consultancy services, as agreed with the Company. To the extent that Consultant made use of Consultant’s own personal computing devices (e.g., PDA, laptop, thumb drive, etc.) during the consultancy with the Company, Consultant warrants that Consultant will delete all Company property and information from such personal computing devices and/or allow (at the Company’s expense) a third-party computer professional agreeable to Consultant confidential access to such personal computing devices for the purpose of remotely deleting all Company property and information from such personal computing devices.

8.Miscellaneous.

(a)This Agreement represents the entire Agreement of the Parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the Parties.

(b)No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.

(c)This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of Consultant’s rights or obligations under this Agreement; provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.

(d)Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), addressed to the Party at the address set forth on the signature page to this Agreement or to such other place as any Party may designate as to itself by written notice to the other Party. Either Party may change its address for notices by means of a notice delivered in accordance with this Section 8(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at his personal email address on file with the Company.

(e)This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this

Exhibit 10.1
Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement is held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

(f)The Parties agree that any breach or threatened breach of Sections 1(e), 5, 6, 7 or 8 of this Agreement by the Consultant may cause irreparable harm to the Company; and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 1(e), 5, 6, 7 or 8 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to seek an injunction, without the need to post bond.

(g)This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the Parties hereto notwithstanding that each such Party shall not have signed the same counterpart.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first above written, intending it to take effect as a sealed instrument.

BRAZE, INC.

By: /s/ Priyanka Singh
Name: Priyanka Singh
Title: Chief People Officer

CONSULTANT

By: /s/ Myles Kleeger
Myles Kleeger